UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2005

D. R. Horton, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

301 Commerce Street, Suite 500, Fort Worth, Texas		76102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	817-390-8200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective September 28, 2005, DHI Mortgage Company, Ltd. ( " DHI Mortgage " ), a subsidiary of D.R. Horton, Inc., entered into a fifth amendment (the " Fifth Amendment ") to the Amended and Restated Credit Agreement (the " Credit Facility ") with U.S. Bank National Association and the other lenders listed thereon. The Fifth Amendment was entered into for the purposes of increasing the temporary capacity available under the Fourth Amendment to the Credit Facility from $600 million to $675 million and revising the periods during which the temporary capacity amounts will be available. As a result of the Fifth Amendment, the Credit Facility has a maximum capacity of $675 million (which includes the initial capacity of $300 million plus the $150 million available under the accordion feature and the $225 million available as a result of the temporary increase).

The $225 million temporary increase under the Credit Facility, from $450 million to $675 million, will be available as follows: (i) during the period beginning on September 26, 2005 through September 27, 2005 an increase of $150 million (from $450 million to $600 million); and (ii) beginning on September 28, 2005 through October 28, 2005 an additional increase of $75 million (from $600 million to $675 million). Beginning on October 29, 2005, the $225 million temporary increase will be removed from the total capacity available, which will then return to $450 million through October 31, 2005. Beginning on November 1, 2005 and thereafter, the total capacity available will return to $300 million, subject to increase to $450 million should the Company decide to exercise the $150 million accordion feature. The Credit Facility is secured by certain mortgage loans held for sale and is not guaranteed by D.R. Horton, Inc. or any of the guarantors of the Senior and Senior Subordinated Notes of D.R. Horton, Inc. DHI Mortgage pays interest on the outstanding balance under the Credit Facility at a per annum rate equal to the average daily LIBOR rate plus an applicable margin. The Fifth Amendment will be filed as an exhibit to the Form 10-K of D.R. Horton, Inc. for the year ended September 30, 2005.

Effective September 29, 2005, CH Funding LLC ( " CH Funding " ), a subsidiary of D.R. Horton, Inc., entered into a Ninth Omnibus Amendment (the "Ninth Amendment ") to that certain Master Repurchase Agreement, dated July 9, 2002, (the " CP Facility "), as amended. The parties to the Ninth Amendment are CH Funding, a borrower, Atlantic Asset Securitization Corp., an issuer, La Fayette Asset Securitization LLC, an issuer, Falcon Asset Securitization Corporation, an issuer, Calyon New York Branch (successor in interest to Credit Lyonnais New York Branch) the administrative agent, a bank and as a managing agent, U.S. Bank National Association, the collateral agent, Lloyds TSB Bank PLC, a banking corporation organized under the laws of England, a bank, and DHI Mortgage Company, Ltd., a subsidiary of D.R. Horton, Inc. and formerly known as CH Mortgage Company, Ltd., the servicer.

The Ninth Amendment was entered into for the purposes of increasing the $100 million temporary capacity that became available under the Eighth Amendment to the CP Facility by an additional $100 million, for a maximum capacity available under the CP Facility of $700 million and revising the periods during which the temporary capacity will be available. The $200 million temporary capacity increase will be available as follows: (i) beginning on September 26, 2005 through September 28, 2005, an increase of $100 million (from $500 million to $600 million); and (ii) beginning on September 29, 2005 through October 14, 2005 an additional increase of $100 million (from $600 million to $700 million). Beginning on October 15, 2005, the capacity available will decrease by $100 million, from $700 million to $600 million, which $600 million will remain available through November 10, 2005. Beginning on November 11, 2005, the capacity available will decrease by $100 million, from $600 million to $500 million, which $500 million will remain available thereafter under the terms of the CP Facility.

The CP Facility is not guaranteed by D.R. Horton, Inc. or any of the guarantors of the Senior and Senior Subordinated Notes of D.R. Horton, Inc. Borrowings under the CP Facility are secured by certain mortgage loans held for sale. The mortgage loans pledged to secure the CP Facility are used as collateral for asset backed commercial paper issued by multi-seller conduits in the commercial paper market. The Ninth Amendment will be filed as an exhibit to the Form 10-K of D.R. Horton, Inc. for the year ended September 30, 2005.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

All the information set forth above under Item 1.01 " Entry into a Material Definitive Agreement" is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D. R. Horton, Inc.

September 30, 2005	By:	/s/ Bill W. Wheat

Name: Bill W. Wheat
Title: Executive Vice President and Chief Financial Officer